Exhibit 107

Calculation of Filing Fee Table

S-3
(Form Type)

Appalachian Power Company
(Exact Name of Registrant as Specified in its Charter)

 Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	Unsecured Notes	457(o)			$1,500,000,000	0.0001102	$165,300
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	Debt	Unsecured Notes	415(a)(6)			$250,000,000			S-3	333-236613	$32,450
		Total Offering Amount				$1,750,000,000		$165,300
		Total Fees Previously Pad						N/A
		Total Fee Offsets						N/A
		Net Fee Due						$165,300